As filed with the Securities and Exchange Commission on July 29, 2011

                                                                                                                                                                           Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
__________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933
__________________________

GameStop Corp.

(Exact name of registrant as specified in its charter)

Delaware	20-2733559
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

625 Westport Parkway
Grapevine, Texas	76051
(Address of Principal Executive Offices)	(Zip Code)

GameStop Corp. 2011 Incentive Plan
(Full title of the plan)

J. Paul Raines

Chief Executive Officer

GameStop Corp.

625 Westport Parkway

Grapevine, Texas 76051

(817) 424-2000

(Name, address and telephone number of agent for service)

Copies to:

Jay M. Dorman, Esq.

Bryan Cave LLP

1290 Avenue of the Americas

New York, New York  10104

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Class A Common Stock, par value $.001 per share	9,250,000(2)	$23.33	$215,802,500	$25,054.67

(1)
Estimated solely for purposes of calculating the registration fee.  Pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”), the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are computed on the basis of the average of the high and low prices for such security as reported on the New York Stock Exchange on July 22, 2011.

(2)
The number of shares being registered represents the number of shares of Class A Common Stock which may be issued pursuant to the GameStop Corp. 2011 Incentive Plan (the “Plan”). Pursuant to Rule 416 of the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s Class A Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, anti-dilution provisions or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan Information; Registrant Information and Employee Plan Annual Information.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.  The documents containing information specified in Part I will be delivered to participants in the Plan covered by this Registration Statement as required by Rule 428.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by GameStop Corp., a Delaware corporation (the “Company”), are incorporated herein by reference:

1. Annual Report on Form 10-K for the fiscal year ended January 29, 2011, filed on March 30, 2011.

2. Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2011, filed on June 8, 2011.

3. Current Reports on Form 8-K filed on February 4, 2011, February 8, 2011, February 9, 2011, March 24, 2011, April 1, 2011, May 16, 2011, May 19, 2011, June 27, 2011 and July 12, 2011.

4. Description of the Company’s Class A Common Stock, par value $.001 per share, contained in Item I of the Company’s Registration Statement on Form 8-A, filed with the Commission on October 3, 2005.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date this Registration Statement is filed with the Commission, and prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as indicated herein.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Certain legal matters in connection with the shares of Class A Common Stock being registered hereby have been passed upon for the Company by Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York 10104.  Michael N. Rosen, a partner at Bryan Cave LLP, is a director of the Company.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) and Article X of the Company’s Amended and Restated By-laws (the “By-laws”) provide for the indemnification of the Company’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act.

Section 145 of the DGCL also provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this Section 145.

Article X of the Company’s By-laws generally requires the Company to indemnify its directors and officers against all liabilities (including judgments, settlements, fines and penalties) and reasonable expenses incurred in connection with the investigation, defense, settlement or appeal of any type of action, whether instituted by a third party or a stockholder (either directly or derivatively) and including specifically, but without limitation, actions brought under the Securities Act and/or the Exchange Act.

In addition, the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) contains a provision which eliminates the personal liability of a director to the Company and its stockholders for certain breaches of his or her fiduciary duty of care as a director.  This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.  This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the Company.  As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited.  However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care.  The Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

The above discussion of the DGCL, the Certificate of Incorporation and the By-laws is not intended to be exhaustive and is qualified in its entirety by such statutes, Certificate of Incorporation and By-laws, as applicable.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

5.1	Opinion of Bryan Cave LLP, counsel to the Company, as to certain legal matters in connection with the shares of Class A Common Stock being registered.

10.1	GameStop Corp. 2011 Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Commission on June 27, 2011).

23.1	Consent of BDO USA, LLP.

23.2	Consent of Bryan Cave LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this Registration Statement).

Item 9.    Undertakings.

1.           The undersigned Registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.           The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas, on the 29th day of July, 2011.

GAMESTOP CORP.

By:	/s/ J. Paul Raines
J. Paul Raines
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Daniel A. DeMatteo, J. Paul Raines and Robert A. Lloyd, and each or any of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments and documents in connection therewith) to this Registration Statement on Form S-8, and to file the same with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date
/s/ Daniel A. DeMatteo
Daniel A. DeMatteo	Executive Chairman and Director	July 29, 2011

/s/ J. Paul Raines
J. Paul Raines	Chief Executive Officer (Principal Executive Officer)	July 29, 2011

/s/ R. Richard Fontaine
R. Richard Fontaine	Chairman International and Director	July 29, 2011

/s/ Robert A. Lloyd
Robert A. Lloyd	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 29, 2011

/s/ Troy W. Crawford
Troy W. Crawford	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 29, 2011

/s/ Jerome L. Davis	Director	July 29, 2011
Jerome L. Davis

/s/ Shane Kim	Director	July 29, 2011
Shane Kim

/s/ Steven R. Koonin	Director	July 29, 2011
Steven R. Koonin

/s/ Michael N. Rosen	Director	July 29, 2011
Michael N. Rosen

/s/ Stephanie M. Shern	Director	July 29, 2011
Stephanie M. Shern

/s/ Stanley P. Steinberg	Director	July 29, 2011
Stanley P. Steinberg

/s/ Gerald R. Szczepanski	Director	July 29, 2011
Gerald R. Szczepanski

/s/ Edward A. Volkwein	Director	July 29, 2011
Edward A. Volkwein

/s/ Lawrence S. Zilavy	Director	July 29, 2011
Lawrence S. Zilavy

EXHIBIT INDEX

5.1	Opinion of Bryan Cave LLP, counsel to the Company, as to certain legal matters in connection with the shares of Class A Common Stock being registered.

10.1	GameStop Corp. 2011 Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Commission on June 27, 2011).

23.1	Consent of BDO USA, LLP.

23.2	Consent of Bryan Cave LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this Registration Statement).